FINANCIAL CONTACT                                 FINANCIAL RELATIONS
Karin-Joyce Tjon                                  Cameron Associates Inc.
Executive Vice President                          Kevin McGrath
212.319.9160                                      212.245.4577
E-mail: ktjon@amtec-inc.com                       kevin@cameronassoc.com
Webpage: www.amtec-inc.com


       AMTEC AND TERREMARK ANNOUNCE CLOSING ON TERREMARK CENTRE SALE
                    PAVING WAY FOR COMPLETION OF MERGER


New York, NY - April 24, 2000 - AmTec, Inc. (Amex: ATC), an international telecommunications and Internet services company, and Terremark Holdings, Inc. (Terremark) a privately held, full-service real estate and development company, today announced the closing of the sale of the Terremark Centre on April 21, 2000, for $58.8 million. The sale was a condition to the closing of the pending merger of Terremark and AmTec, and related stock sale to Vistagreen, and will provide the combined company with more than $27 million in cash for future growth and expansion.

Terremark Centre is an office-residential complex which contains approximately 294,000 rentable square feet of office space, 16 residential units and a multi-level parking garage, located at 2601 South Bayshore Drive, Coconut Grove, in Miami-Dade County, Florida. The newly merged company, which will be known as Terremark Worldwide, Inc., will maintain its corporate headquarters at Terremark Centre and Terremark Management Services will continue to manage the complex.

AmTec, Inc. is an international telecommunications services company that provides voice, data and Internet telephony services through IP.com, a partnership with Fusion Telecommunications International, and provides IP fax and related services in Asia through IXS.NET.

                                 **********

         NOTE: Forward-looking statements in this press release are necessarily subject to risks and uncertainties that may affect the accuracy of such statement. Such risks may include any political instability in China, any delays in construction of networks, and market acceptance of and demand for the Company's products. For a discussion of such risks, please refer to the Company's Form 10(K) files with the Securities and Exchange Commission for the fiscal year ending March 31, 1999. The Company undertakes no obligation to update such factors or to publicly announce the results of any revisions to the forward-looking statements contained herein. Investors and security holders of AmTec, Inc. are advised to read the proxy statement regarding the AmTec and Terremark merger and related transactions referenced in the foregoing information because it contains important information. Such proxy statement has been filed with the Securities and Exchange Commission by AmTec, Inc. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by AmTec, Inc. at the Securities and Exchange Commission's website http://www.sec.gov The proxy statement and such other documents may also be obtained from AmTec, Inc. by directing such request to; Karin-Joyce Tjon, Corporate Secretary, AmTec, Inc. 599 Lexington Avenue, 44th Floor, New York, NY 10022, tel.: 212-319-9160.